VERA BRADLEY ANNOUNCES SECOND QUARTER FISCAL 2020 RESULTS

Company completed Pura Vida acquisition during second quarter

Second quarter consolidated revenues up 5.4% to $119.8 million; Vera Bradley comparable sales grew 2.1% for the quarter

Post-acquisition, Company retained strong cash and investment position of $70.5 million and no debt

Management updates consolidated non-GAAP guidance for fiscal year, increasing annual diluted EPS range to $0.86 to $0.93, which maintains prior Vera Bradley annual guidance of $0.67 to $0.74 plus accretion from Pura Vida acquisition

FORT WAYNE, Ind., September 4, 2019 - Vera Bradley, Inc. (Nasdaq: VRA) (“Vera Bradley” or the “Company”) today announced its financial results for the second quarter and six months ended August 3, 2019.

Pura Vida Acquisition and Accounting

On July 16, 2019, Vera Bradley acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a rapidly growing, digitally native, and highly engaging lifestyle brand that deeply resonates with its loyal consumer following. The Pura Vida brand has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

Financial results for Pura Vida have been consolidated beginning July 17, 2019, the first full day following the acquisition. Prior period numbers have not been restated. Any reference to Vera Bradley results below refer to results of the stand-alone Vera Bradley brand (comprising the Vera Bradley Direct and Indirect segments) and exclude Pura Vida.

Summary of Financial Performance for the Second Quarter

Consolidated net revenues totaled $119.8 million for the current year second quarter, which included $5.4 million of net revenues from Pura Vida. Excluding Pura Vida, Vera Bradley net revenues totaled $114.4 million, a 0.7% increase over $113.6 million in the prior year second quarter. These Vera Bradley revenues were slightly below the Company’s guidance range of $115 to $120 million. Vera Bradley’s comparable sales increased 2.1% for the quarter, in line with the Company’s low-single digit expectations. As planned, the Company reduced year-over-year clearance sales in the quarter by approximately $3 million.

For the current year second quarter, the Company posted consolidated net income attributable to Vera Bradley, Inc. of $5.9 million, or $0.17 per diluted share. These results included $2.8 million of after tax charges comprised of $2.3 million of Pura Vida acquisition-related expenses (including transaction costs, inventory step-up amortization, and intangible asset amortization) and $0.5 million of expenses related to the re-platforming of Vera Bradley’s information technology systems. On a non-GAAP basis, excluding these charges, the Company’s consolidated second quarter net income attributable to Vera Bradley, Inc. totaled $8.7 million, or $0.25 per diluted share. These non-GAAP results included approximately $0.01 of diluted earnings per share contributed by Pura Vida. Management’s guidance for second quarter earnings was $0.25 to $0.28 per diluted share.

For the prior year second quarter, the Company posted net income of $9.3 million, or $0.26 per diluted share.

Rob Wallstrom, Chief Executive Officer of Vera Bradley, noted, “Vera Bradley’s comparable sales, full-price selling, and customer count were once again up in the quarter, and we successfully managed our expenses. However, retail remains challenging, particularly in the Indirect channel as our partners continue to feel the pressure of a difficult environment, and our total sales fell slightly below our expectations. In addition, gross margins continue to be pressured by increasing tariffs and higher shipping costs.”

“We continued to strengthen Vera Bradley’s positon as a unique lifestyle brand with our second quarter acquisition of a majority interest in Pura Vida Bracelets,” Wallstrom added. “We will share resources and knowledge to grow our brands together. Pura Vida is a great strategic fit for us due to their strong expertise in branding and social marketing strategies, as well as robust competencies in e-commerce and subscription-model selling. And, Pura Vida has already started to utilize Vera Bradley’s infrastructure and back office support capabilities to nurture its growth.”

Summary of Financial Performance for the Six Months

Consolidated net revenues totaled $210.8 million for the current year six months ended August 3, 2019, which included $5.4 million of net revenues from Pura Vida. Excluding Pura Vida, Vera Bradley net revenues totaled $205.4 million compared to $200.2 million in the prior year six-month period ended August 4, 2018. Vera Bradley’s comparable sales increased 3.3% for the six months.

For the current year six-month period, the Company posted consolidated net income attributable to Vera Bradley, Inc. of $3.4 million, or $0.10 per diluted share. These results included $3.5 million of after tax charges comprised of $3.0 million of Pura Vida acquisition-related expenses (including transaction costs, inventory step-up amortization, and intangible asset amortization) and $0.5 million of expenses related to the re-platforming of the Vera Bradley’s information technology systems. On a non-GAAP basis, excluding these charges, the Company’s consolidated net income attributable to Vera Bradley, Inc. for the six months totaled $6.9 million, or $0.20 per diluted share. These non-GAAP results included approximately $0.01 of diluted earnings per share contributed by Pura Vida.

For the prior year six months, the Company posted net income of $7.9 million, or $0.22 per diluted share.

Vision 20/20 Progress - Year Two

“The first stage of Vision 20/20 was to restore brand and Company health, and we continue to build upon the progress we have made thus far. During the first half of this year, we once again improved the quality of sales in our full-line stores and on verabradley.com by increasing comparable full price selling in these two channels by approximately 10%. This is on top of a 20-plus percent increase in the first six months of last year.

“This is Year Two of our three-year journey, and we are steadfastly focused on expanding our customer base and increasing both sales and profitability,” Wallstrom concluded. “As a reminder, our key areas of focus for Fiscal 2020 are:

•
Growth: Our goal is to return to positive comparable sales growth this year, and we are off to a solid start in the first half, with comparable sales up 3.3%, in line with our expectations and despite a challenging North American handbag market. This improvement is being driven by compelling, innovative product supported by targeted marketing and customer engagement. Customer count is up year-over-year.

•
Operational Excellence: During the second quarter, we began a two-year process of re-platforming our ERP (enterprise resource planning) and other key information systems to become more streamlined, nimble, and efficient in our technology and business processes.

•	Ownership: We will continue to reinforce our culture as an ownership-based model, where every Associate can drive significant value creation through their individual and team efforts.”

Second Quarter Details

The current year non-GAAP second quarter income statement numbers referenced below exclude the previously disclosed Pura Vida acquisition-related charges (including transaction costs, inventory step-up amortization, and intangible asset amortization) and information technology re-platforming charges. The income statement numbers for the second quarter and six months discussed below include the additional activity related to Pura Vida. These Pura Vida results were not included in the second quarter guidance ranges previously provided by management.

Current year second quarter Vera Bradley Direct segment revenues totaled $94.4 million, a 3.7% increase over $91.0 million in the prior year second quarter. Comparable sales increased 2.1% for the quarter (reflecting a 1.5% increase in comparable store sales and a 4.7% increase in e-commerce sales). As expected, comparable sales were negatively impacted by the year-over-

year reduction of approximately $3 million of clearance sales from the quarter, primarily affecting e-commerce sales. The Company closed ten full-line stores and opened five factory outlet stores in the last twelve months.

Vera Bradley Indirect segment revenues decreased 11.4% to $20.0 million from $22.6 million in the prior year second quarter, reflecting a reduction in orders and the in the number of specialty and department store accounts as well as inbound shipping delays.

Pura Vida segment revenues totaled $5.4 million.

Second quarter consolidated gross profit totaled $67.3 million, or 56.2% of net revenues. On a non-GAAP basis, excluding the inventory step-up amortization, gross profit totaled $68.4 million or 57.1% of net revenues, compared to $65.7 million, or 57.9% of net revenues, in the prior year second quarter. Pura Vida benefited the current year second quarter non-GAAP gross profit percentage by 20 basis points. The Vera Bradley gross profit percentage was slightly below the guidance range of 57.0% to 57.5%. As expected, improvement in full-price selling and sourcing and operational efficiencies were more than offset by the impact of Chinese tariffs and increased shipping costs.

Consolidated SG&A expense totaled $60.7 million, or 50.7% of net revenues, for the quarter. On a non-GAAP basis, excluding the previously discussed Pura Vida acquisition-related charges (including transaction costs and intangible asset amortization) and information technology re-platforming charges, consolidated SG&A expense totaled $57.8 million, or 48.2% of net revenues for the quarter, compared to $53.8 million, or 47.3% of net revenues, in the prior year second quarter. In addition to the $0.4 million of intangible asset amortization excluded above, Pura Vida contributed $2.4 million of SG&A expenses. Excluding these additional Pura Vida expenses, Vera Bradley’s SG&A expenses were higher than the prior year primarily due to expenses related to new factory store openings and variable expenses to drive revenues but were within the guidance range of $55.0 to $56.0 million.

The Company’s consolidated operating income totaled $7.3 million, or 6.1% of net revenues, compared to $12.0 million, or 10.6% of net revenues, in the prior year second quarter. On a non-GAAP basis, excluding only the previously disclosed charges (transaction costs, inventory step-up amortization, intangible asset amortization and information technology re-platforming charges), current year consolidated operating income totaled $11.3 million, or 9.5% of net revenues.

By segment:

•
Vera Bradley Direct operating income was $22.1 million, or 23.5% of Direct net revenues, for the second quarter, compared to $22.3 million, or 24.5% of Direct net revenues, in the prior year. On a non-GAAP basis, excluding a portion of the Vera Bradley information technology re-platforming charges, current year Direct operating income totaled $22.5 million, or 23.8% of Direct net revenues.

•	Vera Bradley Indirect operating income was $7.2 million, or 35.8% of Indirect net revenues, for the second quarter, compared to $8.8 million, or 39.1% of Indirect net revenues, in the prior year.

•
Pura Vida’s operating loss was $(0.5) million, or (10.1%) of Pura Vida net revenues, for the current year. On a non-GAAP basis, excluding the Pura Vida acquisition-related charges (inventory step-up amortization and intangible asset amortization) Pura Vida’s operating income was $0.9 million, or 16.8% of Pura Vida net revenues, for the current year.

Details for Six Months

Vera Bradley Direct segment revenues for the current year six-month period totaled $165.5 million, a 5.7% increase from $156.6 million in the prior year. Comparable sales (including e-commerce) increased 3.3% for the period (reflecting a 2.4% increase in comparable store sales and a 6.6% increase in e-commerce sales). Full-price selling in the Company’s full-line stores and on verabradley.com increased by approximately 10% for the six months.

Vera Bradley Indirect segment revenues for the six months decreased 8.7% to $39.9 million from $43.7 million in the prior year, reflecting a reduction in orders from both specialty accounts and certain key accounts.

Pura Vida segment revenues totaled $5.4 million.

Consolidated gross profit for the six months totaled $117.8 million, or 55.9% of net revenues. On a non-GAAP basis, excluding the inventory step-up amortization, gross profit for the six months totaled $118.8 million, or 56.4 % of net revenues, compared to $114.4 million, or 57.1% of net revenues, in the prior year. The inclusion of Pura Vida benefited the current year non-GAAP gross profit percentage by approximately 10 basis points. As expected, improvement in full-price selling and sourcing and operational efficiencies were more than offset by the impact of Chinese tariffs and increased shipping costs.

For the six months, consolidated SG&A expense totaled $115.0 million, or 54.6% of net revenues. On a non-GAAP basis, excluding the previously discussed Pura Vida acquisition-related charges (including transaction costs and intangible asset amortization) and information technology re-platforming charges, SG&A expense totaled $111.2 million, or 52.8% of net revenues, in the current year six months, compared to $104.5 million, or 52.2% of net revenues, in the prior year. In addition to the $0.4 million of intangible asset amortization excluded above, Pura Vida contributed $2.4 million of SG&A expenses.

For the six months, the Company’s consolidated operating income totaled $3.7 million, or 1.8% of net revenues, compared to $10.1 million, or 5.0% of net revenues, in the prior year six-month period. On a non-GAAP basis, excluding only the previously disclosed charges (transaction costs, inventory step-up amortization, intangible asset amortization and information technology re-platforming charges), the Company’s consolidated operating income was $8.5 million, or 4.0% of net revenues, in the current year.

By segment:

•
Vera Bradley Direct operating income was $30.5 million, or 18.4% of net revenues, compared to $29.6 million, or 18.9% of Direct net revenues, in the prior year. On a non-GAAP basis, excluding a portion of the Vera Bradley information technology re-platforming charges, current year Direct operating income was $30.8 million, or 18.6% of Direct net revenues.

•	Vera Bradley Indirect operating income was $14.9 million, or 37.3% of Indirect net revenues, compared to $17.1 million, or 39.2% of net revenues, in the prior year.

•
Pura Vida’s operating loss was $(0.5) million, or (10.1%) of Pura Vida net revenues, for the current year. On a non-GAAP basis, excluding the Pura Vida acquisition-related charges (inventory step-up amortization and intangible asset amortization) Pura Vida’s operating income was $0.9 million, or 16.8% of Pura Vida net revenues, for the current year.

Balance Sheet

Net capital spending for the second quarter and six months totaled $4.7 million and $8.1 million, respectively.

During the second quarter, the Company repurchased approximately $2.2 million of its common stock (approximately 197,000 shares at an average price of $11.34). At the end of the second quarter, the Company had approximately $42.0 million remaining under its $50 million share repurchase authorization.

Cash, cash equivalents, and investments as of August 3, 2019 totaled $70.5 million compared to $144.8 million at the end of last year’s second quarter. The reduction from the prior year is related to the July 2019 acquisition of Pura Vida for approximately $75 million of cash. The Company had no debt outstanding at quarter end. Total quarter-end inventory was $130.7 million, which includes $26.2 million of inventory related to Pura Vida. The Pura Vida inventory balance includes an unamortized inventory step-up adjustment of $7.2 million. Inventory was $86.3 million at the end of the second quarter last year. The inventory level excluding Pura Vida was at the high end of management’s guidance range of $95 to $105 million primarily due to the acceleration of quarter-end receipts in order to minimize the impact of tariffs.

Third Quarter and Fiscal Year 2020 Outlook

All forward-looking guidance numbers referenced below are non-GAAP and include expected Pura Vida performance. Prior year numbers exclude Pura Vida. The gross profit, SG&A, and earnings per diluted share numbers exclude the previously disclosed charges related to the acquisition of Pura Vida (including transaction costs, inventory step-up amortization, and intangible asset amortization) and the information technology systems re-platforming charges, as well as any additional purchase accounting adjustments related to Pura Vida.

For the third quarter of Fiscal 2020, the Company expects:

•	Consolidated net revenues of $122 to $129 million, which includes estimated Pura Vida revenues of $23 to $25 million. Prior year third quarter revenues totaled $97.7 million.

•
A consolidated gross profit percentage of 57.5% to 57.9% compared to a gross profit percentage of 58.5% in the prior year third quarter. Sourcing and operational efficiencies are expected to be more than offset by the impact of Chinese tariffs and increased shipping costs. The inclusion of Pura Vida should have a positive impact on the consolidated gross margin rate.

•
Consolidated SG&A expense of $62.5 to $64.0 million compared to SG&A expense of $51.9 million in the prior year third quarter. Approximately $11 million of the estimated expense relates to Pura Vida operations.

•
Consolidated diluted earnings per share of $0.16 to $0.20, reflecting accretion of approximately $0.05 from Pura Vida. Diluted earnings per share are based on diluted weighted-average shares outstanding of 34.3 million and an effective tax rate of 23.0%. Net income totaled $4.2 million, or $0.12 per diluted share, in the prior year third quarter.

•	Inventory of $120 to $130 million at the end of the third quarter (including approximately $20 million of Pura Vida inventory), compared to $96.3 million at the end of last year’s third quarter.

For Fiscal 2020, the Company has updated its expectations as follows:

•	Consolidated net revenues of $490 to $505 million, which includes estimated Pura Vida revenues of $65 to $70 million. Net revenues totaled $416.1 million in Fiscal 2019.

•
A consolidated gross profit percentage of 57.4% to 57.6% compared to 57.3% in Fiscal 2019. Sourcing and operational efficiencies are expected to be fully offset by the impact of Chinese tariffs. The inclusion of Pura Vida should have a positive impact on the consolidated gross margin rate.

•
Consolidated SG&A expense of $242 to $246 million compared to $212.0 million in Fiscal 2019, reflecting incremental expenses related to new factory store locations, partially offset by full-line store closures. Approximately $27 to $28 million of the estimated expense relates to Pura Vida operations.

•
Consolidated diluted earnings per share of $0.86 to $0.93, which maintains prior Vera Bradley annual guidance of $0.67 to $0.74 plus accretion from the Pura Vida acquisition. Diluted earnings per share are based on diluted weighted-average shares outstanding of 34.4 million and an effective tax rate of 23.0%. Diluted earnings per share totaled $0.59 last year.

•	Net capital spending of approximately $13 million compared to $8.1 million in the prior year, reflecting investments associated with new factory locations and technology and logistics enhancements.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including gross profit; selling, general, and administrative expenses; operating income; net income; net income attributable to Vera Bradley, Inc.; and diluted net income per share attributable to Vera Bradley, Inc., along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release. For comparability, the Company included a supplemental schedule to recast the first quarter of Fiscal 2020 to exclude transaction costs associated with the Pura Vida acquisition.

Call Information

A conference call to discuss results for the second quarter is scheduled for today, Wednesday, September 4, 2019, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (800) 458-4121, and enter the access code 4998684. A replay will be available shortly after the conclusion of the call and remain available through September 18, 2019. To access the recording, listeners should dial (844) 512-2921, and enter the access code 4998684.

About Vera Bradley

Vera Bradley is a leading designer of women’s handbags, luggage and travel items, fashion and home accessories, and unique gifts.  Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand’s innovative designs, iconic patterns, and brilliant colors continue to inspire and connect women unlike any other brand in the global marketplace. Vera Bradley offers a multi-channel sales model as well as a focus on service and a high level of customer engagement  The Company’s commitment to bringing more beauty into women’s lives includes its dedication to breast cancer research through the Vera Bradley Foundation for Breast Cancer.

In July 2019, Vera Bradley acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a rapidly growing, digitally native, and highly engaging lifestyle brand that deeply resonates with its loyal consumer following. The Pura Vida brand has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories.

Beginning in the second quarter of Fiscal 2020, the Company has included an additional segment for Pura Vida due to its acquisition. As a result, the Company now has three reportable segments in which it sells its products: Vera Bradley Direct

(“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley full-line and factory outlet stores in the United States, verabradley.com, the Vera Bradley online outlet site, and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 2,200 specialty retail locations, substantially all of which are located in the United States, as well as select department stores, national accounts, third party e-commerce sites, third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura Vida websites, www.puravidabracelets.com and www.puravidabracelets.eu, and through the distribution of its products to wholesale retailers.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Vera Bradley Safe Harbor Statement

Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brand; possible inability to successfully implement Vision 20/20; possible inability to successfully implement our long-term strategic plan; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; and possible adverse effects resulting from a significant disruption in our single distribution facility. Risks, uncertainties, and assumptions also include the possibility that Pura Vida acquisition benefits may not materialize as expected; that Pura Vida’s business may not perform as expected; and that the Company is unable to successfully implement integration strategies related to the acquisition. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended February 2, 2019. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	August 3, 2019	February 2, 2019	August 4, 2018
Assets
Current assets:
Cash and cash equivalents	$46,842	$113,493	$81,075
Short-term investments	8,987	19,381	52,744
Accounts receivable, net	28,183	15,604	25,613
Inventories	130,718	91,581	86,280
Income taxes receivable	994	809	2,693
Prepaid expenses and other current assets	10,483	11,600	11,302
Total current assets	226,207	252,468	259,707
Operating right-of-use assets	122,240	—	—
Property, plant, and equipment, net	77,477	77,951	82,924
Intangible assets, net	61,536	—	—
Goodwill	41,310	—	—
Long-term investments	14,652	23,735	10,991
Deferred income taxes	7,304	6,724	4,868
Other assets	2,593	1,270	862
Total assets	$553,319	$362,148	$359,352
Liabilities, Redeemable Noncontrolling Interest, and Shareholders’ Equity
Current liabilities:
Accounts payable	$30,094	$14,595	$14,373
Accrued employment costs	11,247	13,316	11,531
Short-term operating lease liabilities	21,610	—	—
Earn-out liability	20,854	—	—
Other accrued liabilities	20,512	13,482	15,470
Income taxes payable	696	2,163	1,062
Total current liabilities	105,013	43,556	42,436
Long-term operating lease liabilities	122,213	—	—
Other long-term liabilities	91	23,889	24,767
Total liabilities	227,317	67,445	67,203
Redeemable noncontrolling interest	31,650	—	—
Shareholders’ equity:
Additional paid-in-capital	96,958	95,572	93,278
Retained earnings	295,247	291,994	279,149
Accumulated other comprehensive income (loss)	121	(24)	(109)
Treasury stock	(97,975)	(92,839)	(80,169)
Total shareholders’ equity of Vera Bradley, Inc.	294,351	294,703	292,149
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$553,318	$362,148	$359,352

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	August 3, 2019	August 4, 2018	August 3, 2019	August 4, 2018
Net revenues	$119,785	$113,625	$210,788	$200,216
Cost of sales	52,452	47,885	92,987	85,860
Gross profit	67,333	65,740	117,801	114,356
Selling, general, and administrative expenses	60,745	53,770	115,042	104,475
Other income	760	46	944	223
Operating income	7,348	12,016	3,703	10,104
Interest income, net	(375)	(259)	(822)	(502)
Income before income taxes	7,723	12,275	4,525	10,606
Income tax expense	2,005	2,993	1,212	2,694
Net income	5,718	9,282	3,313	7,912
Less: Net loss attributable to redeemable noncontrolling interest	(136)	—	(136)	—
Net income attributable to Vera Bradley, Inc.	$5,854	$9,282	$3,449	$7,912

Basic weighted-average shares outstanding	34,178	35,540	34,203	35,536
Diluted weighted-average shares outstanding	34,380	35,735	34,476	35,733

Basic net income per share attributable to Vera Bradley, Inc.	$0.17	$0.26	$0.10	$0.22
Diluted net income per share attributable to Vera Bradley, Inc.	$0.17	$0.26	$0.10	$0.22

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Twenty-Six Weeks Ended
	August 3, 2019	August 4, 2018
Cash flows from operating activities
Net income	$3,313	$7,912
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation of property, plant, and equipment	8,663	8,344
Amortization of operating right-of-use assets	10,813	—
Amortization of intangible assets	415	—
Provision for doubtful accounts	61	132
Stock-based compensation	2,493	2,613
Deferred income taxes	(512)	359
Cash gain on investments	(178)	32
Other non-cash charges, net	131	285
Changes in assets and liabilities:
Accounts receivable	(4,807)	(9,519)
Inventories	(11,494)	1,307
Prepaid expenses and other assets	(7,163)	446
Accounts payable	9,393	1,453
Income taxes	(1,652)	1,948
Operating lease liabilities	(7,023)	—
Accrued and other liabilities	(1,362)	1,298
Net cash provided by operating activities	1,091	16,610
Cash flows from investing activities
Purchases of property, plant, and equipment	(8,089)	(5,857)
Purchases of investments	(10,111)	(39,073)
Proceeds from maturities and sales of investments	29,798	44,700
Cash paid for business acquisition, net of cash acquired	(73,010)	—
Net cash used in investing activities	(61,412)	(230)
Cash flows from financing activities
Tax withholdings for equity compensation	(1,107)	(527)
Repurchase of common stock	(5,244)	(3,522)
Net cash used in financing activities	(6,351)	(4,049)
Effect of exchange rate changes on cash and cash equivalents	21	(7)
Net (decrease) increase in cash and cash equivalents	$(66,651)	$12,324
Cash and cash equivalents, beginning of period	113,493	68,751
Cash and cash equivalents, end of period	$46,842	$81,075
Supplemental disclosure of cash flow information
Cash paid for income taxes, net	$3,328	$360
Supplemental disclosure of non-cash activity
Non-cash operating, investing, and financing activities
Repurchase of common stock
Expenditures incurred but not yet paid as of August 3, 2019 and August 4, 2018	$89	$69
Expenditures incurred but not yet paid as of February 2, 2019 and February 3, 2018	$197	$—
Purchases of property, plant, and equipment
Expenditures incurred but not yet paid as of August 3, 2019 and August 4, 2018	$453	$133
Expenditures incurred but not yet paid as of February 2, 2019 and February 3, 2018	$1,065	$1,183
Contingent consideration related to business acquisition	$20,854	$—

Vera Bradley, Inc.
First Quarter Fiscal 2020
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended May 4, 2019
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Gross profit	$50,468	$—	$50,468
Selling, general, and administrative expenses	54,297	837	53,460
Operating loss	(3,645)	(837)	(2,808)
Loss before income taxes	(3,198)	(837)	(2,361)
Income tax benefit	(793)	(204)	(589)
Net loss	(2,405)	(633)	(1,772)
Less: Net loss attributable to redeemable noncontrolling interest	—	—	—
Net loss attributable to Vera Bradley, Inc.	(2,405)	(633)	(1,772)
Diluted net loss per share attributable to Vera Bradley, Inc.	$(0.07)	$(0.02)	$(0.05)

Vera Bradley Direct segment operating income	$8,360	$—	$8,360
Vera Bradley Indirect segment operating income	$7,707	$—	$7,707
Pura Vida segment operating loss	$—	$—	$—
Unallocated corporate expenses	$(19,712)	$(837)	$(18,875)

[1]Items include Pura vida transaction costs

Vera Bradley, Inc.
Second Quarter Fiscal 2020
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended August 3, 2019
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$67,333	$(1,033)	[1]	$68,366
Selling, general, and administrative expenses	60,745	2,963	[2]	57,782
Operating income (loss)	7,348	(3,996)		11,344
Income (loss) before income taxes	7,723	(3,996)		11,719
Income tax expense (benefit)	2,005	(781)	[3]	2,786
Net income (loss)	5,718	(3,215)		8,933
Less: Net (loss) income attributable to redeemable noncontrolling interest	(136)	(362)		226
Net income (loss) attributable to Vera Bradley, Inc.	5,854	(2,853)		8,707
Diluted net income (loss) per share attributable to Vera Bradley, Inc.	$0.17	$(0.08)		$0.25

Vera Bradley Direct segment operating income	$22,137	$(333)	[4]	$22,470
Vera Bradley Indirect segment operating income	$7,162	$—		$7,162
Pura Vida segment operating (loss) income	$(542)	$(1,448)	[5]	$906
Unallocated corporate expenses	$(21,409)	$(2,215)	[6]	$(19,194)

[1]Related to a purchase accounting adjustment for the amortization of the step-up in inventory basis associated with the acquisition of Pura Vida
[2]Items include $1,884 for Pura Vida transaction costs; $664 for technology-related re-platforming charges including certain professional fees and accelerated depreciation;
and $415 for the amortization of definite-lived intangible assets associated with the acquisition of Pura Vida
[3]Related to the tax impact of the charges mentioned above
[4]Related to technology re-platforming charges
[5]Related to the purchase accounting adjustments for the Pura Vida acquisition, including the amortization of the step-up in inventory basis and the amortization of definite-lived intangible assets
[6]Related to $1,884 for Pura Vida transaction costs and $331 for technology re-platforming charges

Vera Bradley, Inc.
Second Quarter Fiscal 2019
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended August 4, 2018
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Gross profit	$65,740	$—	$65,740
Selling, general, and administrative expenses	53,770	—	53,770
Operating income	12,016	—	12,016
Income before income taxes	12,275	—	12,275
Income tax expense	2,993	—	2,993
Net income	9,282	—	9,282
Less: Net loss attributable to redeemable noncontrolling interest	—	—	—
Net income attributable to Vera Bradley, Inc.	9,282	—	9,282
Diluted net income per share attributable to Vera Bradley, Inc.	$0.26	$—	$0.26

Vera Bradley Direct segment operating income	$22,318	$—	$22,318
Vera Bradley Indirect segment operating income	$8,827	$—	$8,827
Pura Vida segment operating loss	$—	$—	$—
Unallocated corporate expenses	$(19,129)	$—	$(19,129)

[1]There were no Other Items identified during the second quarter of fiscal 2019

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Twenty-Six Weeks Ended August 3, 2019
(in thousands, except per share amounts)
(unaudited)

	Twenty-Six Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$117,801	$(1,033)	[1]	$118,834
Selling, general, and administrative expenses	115,042	3,800	[2]	111,242
Operating income (loss)	3,703	(4,833)		8,536
Income (loss) before income taxes	4,525	(4,833)		9,358
Income tax expense (benefit)	1,212	(985)	[3]	2,197
Net income (loss)	3,313	(3,848)		7,161
Less: Net (loss) income attributable to redeemable noncontrolling interest	(136)	(362)		226
Net income (loss) attributable to Vera Bradley, Inc.	3,449	(3,486)		6,935
Diluted net income (loss) per share attributable to Vera Bradley, Inc.	$0.10	$(0.10)		$0.20

Vera Bradley Direct segment operating income	$30,497	$(333)	[4]	$30,830
Vera Bradley Indirect segment operating income	$14,869	$—		$14,869
Pura Vida segment operating (loss) income	$(542)	$(1,448)	[5]	$906
Unallocated corporate expenses	$(41,121)	$(3,052)	[6]	$(38,069)

[1]Related to a purchase accounting adjustment for the amortization of the step-up in inventory basis associated with the acquisition of Pura Vida
[2]Items include $2,721 for Pura Vida transaction costs; $664 for technology-related re-platforming charges including certain professional fees and accelerated depreciation;
and $415 for the amortization of definite-lived intangible assets associated with the acquisition of Pura Vida
[3]Related to the tax impact of the charges mentioned above
[4]Related to technology re-platforming charges
[5]Related to the purchase accounting adjustments for the Pura Vida acquisition, including the amortization of the step-up in inventory basis and the amortization of definite-lived intangible assets
[6]Related to $2,721 for Pura Vida transaction costs and $331 for technology re-platforming charges

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Twenty-Six Weeks Ended August 4, 2018
(in thousands, except per share amounts)
(unaudited)

	Twenty-Six Weeks Ended
	As Reported	Other Items[1]	Non-GAAP (Excluding Items)
Gross profit	$114,356	$—	$114,356
Selling, general, and administrative expenses	104,475	—	104,475
Operating income	10,104	—	10,104
Income before income taxes	10,606	—	10,606
Income tax expense	2,694	—	2,694
Net income	7,912	—	7,912
Less: Net loss attributable to redeemable noncontrolling interest	—	—	—
Net income attributable to Vera Bradley, Inc.	7,912	—	7,912
Diluted net income per share attributable to Vera Bradley, Inc.	$0.22	$—	$0.22

Vera Bradley Direct segment operating income	$29,608	$—	$29,608
Vera Bradley Indirect segment operating income	$17,111	$—	$17,111
Pura Vida segment operating loss	$—	$—	$—
Unallocated corporate expenses	$(36,615)	$—	$(36,615)

[1]There were no Other Items identified during the first and second quarters of fiscal 2019